EXHIBIT 99.9

             [State of Connecticut Insurance Department Letterhead]


November 26, 2002

Mr. Stephen Binet, President
Trenwick America Reinsurance Corporation
One Canterbury Green
Stamford, CT 06901-2032

Dear Mr. Binet:

The Connecticut Insurance Department ("Department") continues its financial monitoring of Trenwick America Reinsurance Corporation ("Trenwick America" or "Company").

The Company's parent, Trenwick Group Ltd. ("Trenwick") reported an operating loss of $135 million for the third quarter of 2002 and an operating loss of $142.6 million for the first nine months of 2002. The loss resulted principally from approximately $90.7 million of loss reserve increases recorded by the operating subsidiaries and a $54.5 million loss related to the establishment of a deferred tax valuation reserve. The operating results for the first nine months of 2002 included approximately $23 million of loss development related to the September 11th terrorist attacks recorded in the first quarter of 2002. On October 18, 2002, A.M. Best Company lowered the ratings of the operating subsidiaries of Trenwick from A- to B+. Chartwell Insurance Company was lowered from A- to B. The downgrade constituted an event of default under Trenwick's bank credit facility, under which banks had issued $226 million in letters of credit to support Trenwick's underwriting at its Lloyd's operation. On November 1, 2002, with the approval of the Department, the Company entered into an Underwriting and Reinsurance Arrangement with Chubb Re, Inc., whereby new business is underwritten by Federal Insurance Company, a member of the Chubb Group. On November 14, 2002, A.M. Best again lowered the ratings of the operating subsidiaries of Trenwick from B+ to B-. Chartwell Insurance Company was lowered from B to C++.

In order to protect the existing quality and integrity of Trenwick America's assets, reserves, and management to protect policyholders/reinsureds and the public, it is requested that the Company agree to the following:

1. Trenwick America shall not take any of the following actions without the prior written approval of the Insurance Commissioner or her designee:

a.    Dispose of, convey or encumber any of its assets or its business in force;

b. Withdraw any of its bank accounts except in the ordinary course of business;

c.    Settle any inter-company balances;

d.    Lend any of its funds;

e.    Transfer any of its property;


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f.    Make any new investments other than cash equivalents;

g. Incur any debt, obligation or liability, except liabilities in the ordinary course of business;

h.    Make any material change in management;

i.    Make any material change in the operations of the Company;

j.    Move any books and records from its office in Stamford, CT;

k.    Pay any dividends, ordinary or extraordinary;

l. Enter into any affiliated reinsurance contracts, affiliated commutation agreements or settlement agreements;

m. Enter into any unaffiliated insurance or reinsurance contracts that would constitute new or renewal business, or any unaffiliated commutation agreements of settlement agreements in excess of $1 million not in the ordinary course of business.

n.    Enter into affiliated transactions of any nature.

2. Senior management shall meet with the Department, in person or by conference call, with such frequency as may be deemed necessary by the Insurance Commissioner or her designee, to provide updates on the status of the parent and any changes in the status of the Company.

3. A monthly financial statement consisting of a balance sheet and income statement shall be filed with the Department on the 15th day of each month as of the prior month end.

4. The above described terms shall continue in effect until such time as the Insurance Commissioner shall deem they are no longer necessary or issues an order that supercedes this agreement.

5. Trenwick America acknowledges that nothing contained herein shall in any way limit any power or authority given the Insurance Commissioner under the laws of the State of Connecticut, including the right to initiate any further actions as she deems in her discretion to be necessary for the protection of Trenwick America's policyholders/reinsureds and the public.

I have enclosed two originals of this letter to your attention. Please sign and date both originals, retain one for your file, and return one executed original to me.

Sincerely,

/s/ Louis J. Scotti
Louis J. Scotti, Chief Examiner
Financial Analysis & Compliance

AGREED TO this 3rd day of December, 2002, by a duly authorized representative of Trenwick America Reinsurance Corporation.

/s/ Stephen H. Binet